PLANET GREEN HOLDINGS CORP. CLOSES PREVIOUSLY ANNOUNCED FINANCING TRANSACTION

SHANGHAI, China, October 17, 2018 /PRNewswire/-- Planet Green Holdings Corp. (the “Company”) (NYSE American: PLAG) announced today that on October 16, 2018 the Company closed the private placement transaction (the “Transaction”), pursuant to the agreement entered into on August 8, 2018 with Yimin Jin, the Company’s chief strategy officer and director, and Hongxiang Yu, the Company’s chairman. At the closing, the Company received gross proceeds of $10,000,000 in the aggregate, in exchange for the issuance of an aggregate of 2,352,942 shares of the Company’s common stock, representing a purchase price of approximately $4.25 per share. The Transaction had been approved at the Company’s 2018 annual meetings of stockholders held on September 26, 2018.

For more information please contact:

Mr. Mingze Yin

Director of Investor Relations

Phone:+86-21-3258 3578

Email: Mingze.yin@planetgreenholdings.com